Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of April 30, 2004, by and among Pulse Healthcare Staffing, Inc., a California corporation (the “Company”), Eric Allison, individually and in his capacity as the Seller Representative (“Mr. Allison”), the Persons listed on the Shareholders Schedule attached hereto as Exhibit A (the “Shareholders Schedule”)(collectively referred to herein as “Non-Management Shareholders” and, together with Mr. Allison, sometimes individually referred to as a “Seller” and collectively as the “Sellers”), and World Health Alternatives, Inc., a Florida corporation (“Buyer”). Capitalized terms used herein are defined in the text; an index of such terms is attached to the end of this Agreement.

PREAMBLE

The Company is engaged in the business of making temporary and permanent placements of medical and/or nursing personnel under the trade name “Pulse Healthcare Staffing, Inc.” (the “Business”). Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Shares”). Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares all upon the terms and subject to the conditions set forth herein. Therefore, the parties agree as follows with the intent to be legally bound.

AGREEMENT

ARTICLE I

PURCHASE AND SALE OF SHARES; SELLER REPRESENTATIVE

1.01. Purchase and Sale of Shares held by Eric Allison.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Mr. Allison will sell, transfer and deliver to Buyer, and Buyer will purchase and accept from Mr. Allison, all of Mr. Allison’s rights, title and interest in and to the Shares held by Mr. Allison (the “Allison Shares”), free and clear of any Liens.

(b) In consideration for the sale and delivery to Buyer of the Allison Shares, Buyer agrees to pay to Mr. Allison an aggregate purchase price of $12,103,000 plus the Allison Stock Consideration, as the same may be adjusted pursuant to the adjustment procedures described in Section 1.04 and Section 1.05, subject to Buyer’s rights of set-off as described in Article VIII (the “Allison Purchase Price”), due and payable as follows:

(i) at the Closing, Buyer will pay to Mr. Allison $8,853,000 by wire transfer or other immediately available funds;

(ii) at the Closing, Buyer will deliver $1,250,000 by wire transfer or other immediately available funds (the “Escrow Fund”) to an institutional escrow agent with offices in Pittsburgh, Pennsylvania that is reasonably acceptable to Buyer and the Seller Representative (the “Escrow Agent”) to be held or disbursed in accordance with the terms of an Escrow Agreement, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”);

(iii) at the Closing, Buyer will issue and deliver to Mr. Allison 100,000 shares of non-registered common stock of Buyer (the “Allison Stock Consideration”);

(iv) on the date which is six (6) months following the Closing Date, Buyer will pay to Mr. Allison $1,000,000 by wire transfer or other immediately available funds; and

(v) on the first anniversary after the Closing Date, Buyer will pay to Mr. Allison $1,000,000 by wire transfer or other immediately available funds.

1.02. Purchase and Sale of Shares held by Non-Management Shareholders; Additional Consideration.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Non-Management Shareholders will sell, transfer and deliver to Buyer, and Buyer will purchase and accept from the Non-Management Shareholders, all of the Non-Management Shareholders’ rights, title and interest in and to the Shares held by the Non-Management Shareholders (the “Non-Management Shareholders Shares”), free and clear of any Liens.

(b) In consideration for the sale and delivery to Buyer of the Non-Management Shareholders Shares other than those held by Ms. Gloria Valdovino (“Ms. Valdovino”), at the Closing, Buyer agrees to pay to the Non-Management Shareholders (other than Ms. Valdovino) an aggregate purchase price of $1,112,000 (the “Non-Management Shareholders Purchase Price”) by wire transfer or other immediately available funds to the Non-Management Shareholders in such amounts as are set forth on Schedule 1.02(b)(i) attached hereto.

(c) In consideration for the sale and delivery to Buyer of the Non-Management Shareholders Shares held by Ms. Gloria Valdovino, at the Closing, Buyer agrees to pay to Ms. Valdovino by wire transfer or other immediately available funds an aggregate cash purchase price of $750,000 and Buyer will issue and deliver to Ms. Valdovino 100,000 shares of non-registered common stock of Buyer (the “Valdovino Stock Consideration” and, together with the Allison Stock Consideration, the “Restricted Stock Consideration”, and, together with the Allison Purchase Price and the Non-Management Shareholders Purchase Price, the “Purchase Price”).

1.03. Earnest Money. Promptly following the execution of this Agreement, Buyer will pay to Eric Allison $560,000 by wire transfer or other immediately available funds as a non-refundable deposit (the “Earnest Money”).

1.04. Working Capital Adjustment.

(a) The cash portion of the Allison Purchase Price set forth in Section 1.01(a) is based on an estimate of Working Capital of Seller as of March 31, 2004 in the amount of $88,398 (“Estimated Working Capital”). As used herein, “Working Capital” means current assets of the Company minus current liabilities of the Company, all as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) applied in a manner consistent with that used by Company in preparing its audited financial statements. By way of example, Exhibit C sets forth a balance sheet of the Company as of March 31, 2004 (the “Company Balance Sheet”) and a calculation of Working Capital based upon information contained in the Company Balance Sheet.

(b) Within 60 days after the Closing Date, Buyer will prepare and deliver to Mr. Allison a balance sheet of the Company as of the Closing Date (as the same may be adjusted in accordance with this subsection, the “Closing Balance Sheet”), which balance sheet will be prepared in a manner consistent with that used in preparing the Company Balance Sheet, together with its calculation of Working Capital as of the Closing Date (as the same may be adjusted in accordance with this subsection, “Closing Working Capital”).

(c) Mr. Allison will have a period of 30 days (“Review Period”) after its receipt of the Closing Balance Sheet to review Buyer’s calculation of Closing Working Capital. As part of such review, Mr. Allison and its advisors will have access to Buyer’s work papers and to the preparers of the Closing Balance Sheet and to the books and records on which the Closing Balance Sheet is based, at reasonable times and upon reasonable prior notice. In the event that Seller disagrees with Buyer’s calculation of Closing Working Capital, Seller must notify Buyer in writing of such disagreement (“Dispute Notice”) within the Review Period. Such Dispute Notice must set forth in reasonable detail the items disputed in such calculation. If Buyer has not received a Dispute Notice by the expiration of the Review Period, Mr. Allison shall be deemed to have agreed with Buyer’s calculation of Closing Working Capital.

(d) If Mr. Allison delivers a Dispute Notice to Buyer in accordance with subsection (c), then the parties will negotiate in good faith in an effort to resolve such dispute. If the parties are unable to resolve such dispute within 30 days after Buyer receives the Dispute Notice, then either party may submit such dispute to an independent accounting firm of recognized national or regional standing mutually acceptable to Buyer and Mr. Allison for resolution or, if they cannot agree, a Big Four accounting firm chosen by lot (after elimination of those Big Four accounting firms having relationships with the parties). Each of Buyer and Mr. Allison will be afforded the opportunity to present to such accounting firm any material related to the determination and to discuss the determination with such accountants. The determination by such accounting firm will be conclusive and binding upon the parties. The fees and expenses of such accounting firm will be shared equally by Mr. Allison and Buyer.

(e) If Closing Working Capital, as finally determined, is less than Estimated Working Capital, then the Allison Purchase Price shall be reduced on a dollar-for-dollar basis, and Mr. Allison shall pay such deficiency to Buyer up to an aggregate payment not to exceed $1,000,000 (“Maximum Working Capital Adjustment”). If Closing Working Capital, as

finally determined, is greater than Estimated Working Capital, then the Allison Purchase Price shall be increased on a dollar-for-dollar basis, and the Company shall pay such excess to Buyer up to an aggregate payment not to exceed the Maximum Working Capital Adjustment. All payments under this subsection will be made within 30 days after Closing Working Capital has been finally determined, and will bear interest from the Closing Date through the date of payment at the rate of 6% per annum. In addition to any other rights available to Buyer, Buyer shall be entitled to claim such amount under the terms of the Escrow Agreement, set-off such amount against any amounts owing to Mr. Allison under Section 1.01 or otherwise be indemnified for such amount pursuant to Article VIII.

1.05. Collection of Accounts Receivable. Buyer shall use all commercially reasonable efforts to cause the Company to collect all accounts receivable of the Company set forth on the Closing Balance Sheet (“Closing Accounts Receivable”). In the event that any Closing Accounts Receivable shall remain uncollected for a period of 120 days following the Closing Date, Buyer shall cause the Company to write-off such uncollected Closing Accounts Receivable (“Uncollected Accounts Receivable”), the Allison Purchase Price shall be reduced on a dollar-for-dollar basis, and Mr. Allison shall pay such deficiency to Buyer (such deficiency being, the “AR Adjustment Amounts”). All payments under this subsection will be made within 30 days after Closing Working Capital has been finally determined, and will bear interest from the Closing Date through the date of payment at the rate of 6% per annum. In addition to any other rights available to Buyer, Buyer shall be entitled to claim such AR Adjustment Amounts under the terms of the Escrow Agreement, set-off such amount against any amounts owing to Mr. Allison under Section 1.01 or otherwise be indemnified for such amount pursuant to Article VIII. Solely to the extent that Mr. Allison has paid any AR Adjustment Amounts to the Company, or the Company has otherwise satisfied such amounts through the receipt of monies pursuant to the Escrow Agreement or set-off against other amounts owing to Mr. Allison hereunder, the Company shall assign its rights to such Uncollected Accounts Receivable to the Seller Representative for purposes of allowing such Seller Representative to seek collection of such amounts for the benefit of the Sellers. For purposes of applying this Section, payments received by the Company from a particular source will be applied to outstanding accounts for that source in chronological order beginning with the oldest outstanding account for such source, unless a payment is clearly intended to be applied to a specified account or obligation.

1.06. Seller Representative.

(a) Effective as of the Closing Date, each Seller, for itself or himself and for its or his successors and assigns, hereby irrevocably makes, constitutes and appoints Mr. Allison to act for and on behalf of such Seller with respect to any claim or matter arising on or after the Closing Date under the Transaction Documents (the “Seller Representative”), and Mr. Allison hereby accepts such appointment. Each Seller acknowledges that the appointment of Mr. Allison as the Seller Representative is coupled with an interest and may not be revoked.

(b) In furtherance of the appointment of the Seller Representative, each Seller, fully and without restriction: (i) agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Seller Representative under the Transaction Documents; and (ii) authorizes the Seller Representative to (A) deliver to

Buyer all certificates and documents to be delivered to Buyer by Sellers pursuant to the Transaction Documents, together with any certificates and documents executed by Sellers and deposited with the Seller Representative for such purpose, (B) dispute or refrain from disputing any claim made by Buyer under the Transaction Documents, (C) negotiate and compromise any dispute which may arise under the Transaction Documents, (D) pay any amounts due Buyer from Sellers under the Transaction Documents, (E) exercise or refrain from exercising any remedies available to Sellers under the Transaction Documents, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in the Transaction Documents, (H) give such instructions and do or refrain from doing such other things as the Seller Representative, in its sole discretion, deems necessary or appropriate to carry out the provisions of the Transaction Documents, (I) receive all amounts payable by Buyer to Sellers under the Transaction Documents on behalf of Sellers and, subject to the Seller Representative’s other responsibilities under this subsection, pay to each Seller such Seller’s Pro Rata Share (as defined below) of such amounts, (J) pay out of funds coming into the hands of the Seller Representative from Buyer all fees and expenses of Sellers (and of the Seller Representative acting in such capacity) incurred in connection with the transactions contemplated by the Transaction Documents, including without limitation the fees and expenses of counsel, accountants, investment bankers and other professional advisors retained by or on behalf of Sellers in connection with such transactions, (K) retain such counsel, accountants and other professional advisors as the Seller Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Seller Representative and (L) retain out of funds coming into the hands of the Seller Representative from Buyer such amounts as the Seller Representative, in his sole discretion, deems appropriate to be held as reserves for expected or potential future expenses or liabilities of Sellers hereunder. Except for any obligations for which Sellers are severally, but not jointly, liable, payments made by the Seller Representative under this subsection will be considered to be paid by all Sellers in accordance with their respective Pro Rata Share.

(c) In the event of the resignation of the Seller Representative, or if the Seller Representative should cease to be a legal entity or die or become incapacitated, his successor will be David Laird, and David Laird hereby agrees to act in the capacity of the Seller Representative, and in the event of the resignation, incapacity or death of such successor Seller Representative, a successor Seller Representative will be appointed within 15 days of such event by Sellers owning a majority of the Shares immediately prior to the Closing (excluding from such calculation any such Shares owned by the Seller Representative). The decisions and actions of any successor Seller Representative will be, for all purposes, those of the Seller Representative as if originally named herein. The death or incapacity of any Seller will not terminate the authority and agency of the Seller Representative. Any successor Seller Representative will provide Buyer with prompt written notice of its or his appointment.

(d) Buyer will be entitled to rely exclusively upon any communication given or other action taken by the Seller Representative and will not be liable to Sellers or any other Person for any action taken or not taken in reliance upon the Seller Representative. Buyer will not be obligated to inquire as to the authority of the Seller Representative with respect to the taking of any action that the Seller Representative takes on behalf of Sellers.

(e) Sellers will jointly and severally indemnify the Seller Representative and hold it or him harmless against any and all loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with its or his duties as the Seller Representative.

(f) Set forth on Exhibit D is a list of the Sellers together with their pro rata share of the Purchase Price (each such Persons’s share being a “Pro Rata Share”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MR. ALLISON AND THE COMPANY

Mr. Allison and the Company hereby jointly and severally represent and warrant to Buyer as follows as of the date of this Agreement and as of the Closing Date, except as specifically set forth in the Disclosure Letter delivered separately by the Mr. Allison and the Company to the Buyer and dated the date hereof (referring to the appropriate section numbers)(the “Disclosure Letter”):

2.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified, individually or in the aggregate, has not resulted in and is not reasonably likely to result in a Material Adverse Effect, and all of such jurisdictions are listed in Section 2.01 of the Disclosure Letter. As used in this Agreement, “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial condition or prospects of the Company or (b) the ability of any Seller to perform his obligations under the Transaction Documents. Without limiting the generality of the foregoing, a Material Adverse Effect will be deemed to have occurred if any event occurs or condition exists which results in a loss to or liability of the Company of $50,000 or more.

2.02. Power and Authority. The Company has the corporate power and authority to own its assets and to conduct its business as presently conducted and as presently planned to be conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

2.03. Execution and Enforceability. This Agreement has been, and on the Closing Date the other Transaction Documents to which it is a party will be, duly and validly authorized by all necessary action on the part of the Company. This Agreement has been, and on the Closing Date the other Transaction Documents to which it is a party will be, validly executed and delivered by the Company and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

2.04. No Breach, Default, Violation or Consent. Except for the Consents identified on Section 2.04 of the Disclosure Schedule (the “Required Consents”), the execution, delivery and performance by the Company and Mr. Allison of the Transaction Documents to which it or he is a party do not and will not:

(a) violate the Company’s articles of incorporation, as amended to date, or bylaws;

(b) materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any Consent under, result in the creation of any Lien on the assets of the Company or Mr. Allison under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, lease, license, indenture, commitment, purchase order or other legally binding business arrangement, whether written, oral or implied, relating to the Company or any of its assets (collectively, the “Business Agreements”) or Business Permit or any material agreement to which the Company or Mr. Allison is a party or by which the Company or Mr. Allison or any of their respective assets is bound;

(c) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any Governmental Entity (each a “Governmental Order”) which names the Company or Mr. Allison or is directed to the Company, Mr. Allison or any of their respective assets;

(d) violate any law, rule, regulation, ordinance or code of any Governmental Entity (each a “Governmental Rule”); or

(e) require any approval, consent, license, permit, order, ratification, waiver or authorization (“Consent”) of, or exemption or other action by, any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, including any Governmental Entity (“Person”).

2.05. Ownership and Control.

(a) The authorized capital stock of the Company consists of one hundred thousand (100,000) shares of common stock, no par value share, of which one hundred thousand (100,000) shares are issued and outstanding (the “Shares”). All Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of or subject to any preemptive right or other rights to subscribe for or purchase shares created by statute, the certificate of incorporation of the Company or any other agreement to which the Company is a party or by which it is bound. Section 2.05(a) of the Disclosure Letter sets forth the names and the number of shares held by each of the shareholders of the Company. No issued and outstanding shares of the capital stock of the Company are owned by anyone other than the Sellers. Each of the Sellers owns and has good and marketable title to all of the shares opposite his or her name. Except as set forth in Section 2.05(a) of the Disclosure Letter, all Shares were issued in compliance with applicable securities laws. Immediately following the Closing, the Buyer shall own all issued and outstanding capital stock of the Company, free and clear of all Liens.

(b) Except as set forth in Section 2.05(b) of the Disclosure Letter, the Company does not have any stock option plans. Except as set forth in Section 2.05(b) of the Disclosure Letter, there are no outstanding (i) options, warrants, convertible securities, calls, preemptive rights, rights of first refusal, agreements or other rights to which the Company or Mr. Allison is bound obligating the Company or Mr. Allison to issue, deliver, purchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed any of the shares of the Company’s capital stock (collectively, “Rights”), or (iii) options, warrants, sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments which are binding on the Company or Mr. Allison and which relate to the ownership, voting or transfer of any of the Company’s capital stock. Section 2.05(b) of the Disclosure Schedule accurately and completely identifies each Person who possesses any Rights, together with a description of the Rights held by each such Person (collectively, the “Stakeholders”).

(c) The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares in the capital or any interest in, or control (directly or indirectly) of, any other corporation, partnership, association, joint venture or other business entity.

2.06. Financial Matters.

(a) The books of account and other financial records of the Company, all of which have been made available to Buyer, are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices. Each transaction is properly and accurately recorded in the books and records of the Company, and each document upon which entries in the Company’s books and records are based is correct and complete in all respects. The Company maintains an adequate system of internal accounting controls and does not engage in or maintain any off-the-books accounts or transactions.

(b) Attached as Section 2.06(b)(i) of the Disclosure Letter are correct and complete copies of (i) the Company’s unaudited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, including the footnotes thereto, and (ii) the Company’s unaudited interim consolidated balance sheets and statements of income, retained earnings and cash flows as of and for the three months ended March 31, 2004 (the “Current Financial Statements” and, together with the items described in clause (i) above, the “Financial Statements”). The Financial Statements fairly present the financial condition of the Company as at the end of the periods covered thereby and the results of its operations and the changes in its financial position for the periods covered thereby, and were prepared on a cash accrual basis.

(c) Except as and to the extent otherwise disclosed in the Current Financial Statements or on Section 2.06(c) of the Disclosure Letter, the Company has no material liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other than (i) executory obligations under Business Agreements which are not required to be set forth in the Current Financial Statements in accordance with GAAP and (ii) liabilities incurred in the ordinary course of business since March 31, 2004 (the “Financial Statement Date”). As used in this Agreement, an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” of such Person only if that action (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(d) The Company is not insolvent and will not be rendered insolvent by the consummation of the transactions contemplated by the Transaction Documents

2.07. Tax Matters.

(a) The Company has, duly and timely filed all federal, state and local (United States and all foreign jurisdictions) tax returns required to be filed by it (“Tax Returns”) (unless a valid extension therefore has been granted). Each such Tax Return has been prepared in compliance with applicable law and regulations, and, except as set forth on Section 2.07(a) of the Disclosure Letter, all such Tax Returns are true, complete and correct in all material respects. The Company has duly and timely paid or made adequate provision for the payment of all taxes, assessments and other governmental charges which have been incurred by the Company as set forth in the Tax Returns or are otherwise due and payable by the Company with respect to periods ending on or prior to the Closing Date. The Company has withheld and paid all taxes to the appropriate Governmental Entities required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contract, creditor, stockholder or other third party. All sales taxes required to be collected and remitted by the Company with respect to periods ending on or prior to the Closing Date have been (or will be) properly collected and remitted. All necessary sales tax exemption certificates have been obtained by the Company and all such certificates have been properly completed and maintained. No Tax Return is under audit or examination by any taxing authority and there are no applications or agreements for the extension of the time for the filing of any Tax Return or for the assessment of any amounts of tax nor any consent to an extension of the period of limitations applicable to such assessment or to the collection of any tax. No issue or issues have been raised in connection with any prior inquiry into, or audit of, any tax filings of the Company which may reasonably be expected to be raised in the future by such taxing authorities and to the Company’s and Mr. Allison’s knowledge, no facts exist or have existed which would constitute grounds for the assessment of any further tax liabilities, which individually or in the aggregate are material. The Company has made available to the Buyer true and complete copies of all federal, state and local (United States and foreign) income Tax Returns which it has filed for each of the past three (3) fiscal years together with copies of all schedules, work papers, elections, tax depreciation schedules and other documents which were used in the preparation of each such Tax Return. There are no liens for taxes upon the assets of the Company except for liens for taxes not yet due.

(b) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to taxes (including any advance pricing agreement, closing agreement or other arrangement relating to taxes) that will require any payment by the Company. The Company (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for taxes of any person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.

(c) As used herein, “taxes” means (a) all net income, gross income, gross receipts, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest, penalties or additional amounts imposed by any taxing authority (domestic or foreign).

2.08. Litigation. Except as otherwise disclosed on Section 2.08(a) of the Disclosure Letter, there is no pending or, to the Company’s or Mr. Allison’s knowledge, threatened, investigation, action, claim, demand or proceeding against the Company or its assets by or before any Governmental Entity, arbitrator, mediator or other tribunal, and neither the Company nor Mr. Allison have any knowledge of a reasonable basis for any such investigation, action, claim, demand or proceeding. Section 2.08(b) of the Disclosure Letter sets forth a correct and complete list of each investigation, action and proceeding (a) described in the preceding sentence or (b) in which the Company is the plaintiff or initiating party, together with the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

2.09. Absence of Certain Changes and Events. Since December 31, 2003, there has not been any Material Adverse Effect. Except as otherwise disclosed on Section 2.09 of the Disclosure Letter, since the Financial Statement Date:

(a) the Company has not borrowed any amount or incurred or become subject to any material liabilities, except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;

(b) the Company has not mortgaged, pledged or subjected to any Lien, any portion of its assets, except Liens for current property taxes not yet due and payable;

(c) the Company has not sold, leased, licensed, assigned or transferred any portion of its properties or assets, or any interest therein;

(d) the Company has not written off as uncollectible any of the Receivables, or written down the value of any of its assets or properties, except in each case in the ordinary course of business and at a rate no greater than during the 12-month period ending on the Financial Statement Date;

(e) the Company has not suffered any material losses, waived any rights of material value or permitted any such rights to lapse;

(f) the Company has not issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities or any other Rights, or any bonds or debt securities;

(g) the Company has not declared or paid any dividends or made any distributions on the Company’s capital stock or other equity securities or redeemed or purchased any shares of the Company’s capital stock or other equity securities;

(h) the Company has not made any capital expenditures or commitments exceeding $7,500 per expenditure or commitment;

(i) the Company has not entered into any material agreement, contract, lease, or license outside the ordinary course of business;

(j) the Company has not had accelerated, terminated, made modifications to, or cancelled any material agreement, contract, lease, or license involving more than $50,000 individually to which the Company is a party or by which any of them is bound;

(k) the Company has not made any capital investment in or any loan to any Person;

(l) the Company has not granted any license or material sublicense of any rights under or with respect to any Intellectual Property except in the ordinary course of business;

(m) the Company has not made or authorized any change in the charter or bylaws of any of the Company;

(n) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(o) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or made any modification to the terms of any existing such contract or agreement except in the ordinary course of business;

(p) the Company has not granted any bonus to or increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(q) the Company has not adopted, amended, made any modification to, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan) except as required under applicable law or in the ordinary course of business;

(r) the Company has not made any other material change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

(s) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 individually or outside the ordinary course of business;

(t) the Company has not entered into any other material transaction, except in the ordinary course of business;

(u) the Company has not experienced or incurred any casualty, loss or damage with respect to any of the Company’s assets, whether or not covered by insurance;

(v) no executive officer, employee or independent contractor of the Company has left his or her employment or service with the Company;

(w) the Company has not introduced any material change with respect to its business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its methods of providing such products or services, its marketing techniques or its accounting methods;

(x) the Company has not changed any of its accounting methods or practices (including any change in depreciation or amortization policies or rates) nor revalued any of its properties or assets other than depreciation or amortization as required by GAAP and reflected in the Financial Statements; and

(y) neither the Company nor the Sellers has entered into any agreement (in writing or otherwise) to take any actions referred to in subsections (a) through (x) above.

2.10. Customers. Section 2.10 of the Disclosure Letter sets forth a correct and complete list of each of the top twenty customers of the Company (in terms of dollar volume of services sold) during its fiscal year ended December 31, 2003 and during the          months ending on the Financial Statement Date, and indicates with respect to each the name and address, dollar volume and nature of the relationship. The Company is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer. Since the Financial Statement Date, no such customer has terminated its relationship with, or materially reduced its purchases from or sales to, the Company, and neither the Company nor Mr. Allison have any knowledge that any such customer intends to terminate its relationship with, or materially reduce its purchases from, the Company.

2.11. Constituent Documents and Governmental Rules. The Company is in compliance with (a) its charter and bylaws (correct and complete copies of which have been delivered to Buyer) and (b) all Governmental Rules applicable to the Company or its business or assets.

2.12. Governmental Orders. Section 2.12 of the Disclosure Letter sets forth a correct and complete list of all Governmental Orders which name the Company or are directed to the Company or any of its assets, together with the governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, bureau, body or entity of the United States of America or any state, country, municipality or other public subdivision located therein (each, a “Governmental Entity”) who issued the same and the subject matter thereof. The Company is in compliance with all such Governmental Orders.

2.13. Business Permits. Section 2.13 of the Disclosure Letter sets forth a correct and complete list of all governmental permits, licenses, franchises, certificates, authorizations, Consents and approvals which have been obtained by the Company and are currently in effect (collectively, the “Business Permits”) and indicates for each whether any Consent or other action is required in order for the same to remain in full force and effect following the Closing. Such Business Permits have been validly acquired, are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, Consents and approvals necessary under applicable Governmental Rules for the Company to conduct its business as currently conducted and to own, occupy or use its assets. No violations have been recorded against any such Business Permit, no citation, notice or warning has been issued by any Governmental Entity with respect to any such Business Permit, no investigation or hearing has been held by or before any Governmental Entity with respect to any such Business Permit, the Company has not received any notice from any Governmental Entity that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit and neither the Company nor Mr. Allison have any knowledge of any basis for any of the foregoing. The Company is in compliance with all such Business Permits, except for such non-compliance as, individually or in the aggregate, is not likely to have a Material Adverse Effect.

2.14. [Reserved].

2.15. Real Property.

(a) Section 2.15(a)(i) of the Disclosure Letter sets forth a correct and complete list of all real property owned by the Company (collectively, the “Owned Real Property”). Section 2.15(a)(ii) of the Disclosure Letter sets forth a correct and complete list of all leases, subleases and other material agreements or rights pursuant to which any Person has the right to occupy or use any Owned Real Property.

(b) Section 2.15(b) of the Disclosure Letter sets forth a correct and complete list of (i) all real property leased or licensed by the Company (collectively, “Leased Real Property” and, together with Owned Real Property, the “Real Property”) and (ii) all leases, subleases and other material agreements or rights pursuant to which the Company has the right to occupy or use any Leased Real Property, together with the names of the lessors or other grantors thereunder, the location of the property covered thereby, the annual rental or other consideration payable thereunder and the duration thereof, including any renewal options. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not under any such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has a valid leasehold interest in the Leased Real Property, free and clear of any Liens, any enjoys peaceful and undisturbed possession thereof.

(c) Except as otherwise disclosed on Section 2.15(c) of the Disclosure Letter, all buildings and other improvements located on the Real Property (including without limitation all water, sewer, gas, electrical, information technology, communications and HVAC systems servicing the same) are in good repair and operating condition and are suitable for the purposes for which they are used.

(d) All buildings and other improvements located on the Real Property, and the use of the Real Property by the Company and all Persons claiming under the Company, comply in all material respects with all Governmental Rules relating to zoning and land use and with all easements, covenants and other restrictions applicable to the Real Property.

(e) The Real Property: (i) is adequately serviced by all utilities necessary for the Company to conduct its business as currently conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; (iii) has adequate parking that is sufficient to meet the needs of the Company’s employees and business invitees and to comply with applicable Governmental Rules; and (iv) is not located in whole or in part within an area identified as a flood hazard area by any Governmental Entity.

2.16. Personal Property; Receivables.

(a) Section 2.16(a)(i) of the Disclosure Letter sets forth a correct and complete list of all equipment, machinery, fixtures, vehicles, computer hardware, furniture and other personal property owned, leased or used by the Company (collectively, the “Equipment”). Section 2.16(a)(ii) of the Disclosure Letter sets forth a correct and complete list of (i) all Equipment leased or licensed by the Company (collectively, “Leased Equipment”) and (ii) all leases, subleases and other material agreements or rights pursuant to the Company has the right to use such Leased Equipment, together with the names of the lessors thereunder, the annual rental or other consideration payable thereunder and the duration thereof, including any renewal options. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not under any such lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b) Except as otherwise disclosed on Section 2.16(b) of the Disclosure Letter, the Equipment is in good repair and operating condition and is suitable for the purposes for which it is used. The Equipment constitutes all equipment, machinery, fixtures, vehicles, computer hardware and furniture necessary for the Company to conduct its business as currently conducted.

(c) Except as otherwise disclosed on Section 2.16(c)(i) of the Disclosure Letter, all accounts receivable of the Company (i) represent amounts receivable for services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), (ii) are valid and binding obligations due and owing to the Company in the amounts invoiced by the Company and stated in its books and records, subject to collection, (iii) are not subject to any material defenses, counterclaims or rights of setoff, (iv) have been billed and are generally due and payable within 30 days after billing, and (v) are fully collectible in the ordinary course of business except, in the case of receivables arising prior to the Financial Statement Date, to the extent of the reserves set forth in the Current Financial Statements and, in the case of receivables arising after such date, to the extent of a reasonable allowance for bad debts. Section 2.16(c)(ii) of the Disclosure Letter sets forth the total amount of accounts receivable of the Company outstanding as of the Financial Statement Date, together with the aging of such accounts receivable, from the due date thereof, based on the following schedule: 0-30 days; 61-90 days; and over 90 days. The reserves against the accounts receivable of the Company have been established in accordance with GAAP and based upon a review of such accounts receivable, the Sellers reasonably believe such reserves to be adequate.

(d) Section 2.16(d) of the Disclosure Letter sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to make withdrawals therefrom.

2.17. Intellectual Property.

(a) Set forth in Section 2.17(a) of the Disclosure Letter is a true and complete list and a brief description of all patents, trademarks, trade names, copyrights, including any registrations, applications, filings or the like relating thereto (collectively, “Intellectual Property”) to which the Company owns any right, title or interest (“Owned Intellectual Property”). The Company does not license or possess any Intellectual Property of any third party except for standard off-the-shelf software licensed pursuant to shrinkwrap licenses, and the Company is not in default of any such license and does not owe any license or maintenance fees with respect to its current usage of such software except as set forth on Section 2.17(a) of the Disclosure Letter. Except as disclosed in Section 2.17(a) of the Disclosure Letter, no rights of the Company in or to the Owned Intellectual Property conflict with or infringe upon the rights of any Person and the Company nor has not received any claim or written notice from any Person to such effect, nor does any Seller believe there is any reasonable basis for any Person to make such a claim.

(b) Set forth in Section 2.17(b) of the Disclosure Letter is a true and complete list of all copyright, trademark and service mark registrations and applications and all patents and patent applications for Owned Intellectual Property. The Company is not aware of any loss, rejection, objection, cancellation, abandonment, termination, nonrenewal or expiration of any such application, registration or patent.

(c) Except as disclosed in Section 2.17(c) of the Disclosure Letter: (i) all the Owned Intellectual Property is owned by the Company, free and clear of any Lien, (ii) no Owned Intellectual Property contains any other programming or materials in which any Person may claim superior, joint or common ownership, including any right or license, and no open source programming was used in the development of, or is contained in, any Owned Intellectual Property, and the Owned Intellectual Property does not contain derivative works of any programming or materials not owned in their entirety by the Company, and (iii) no claims, actions, proceedings or investigations have been made or asserted or are pending (nor, to the Company’s and Mr. Allison’s knowledge, has any such claim, action, proceeding or investigation been threatened) against the Company either (A) based upon or challenging or seeking to deny or restrict the use by its business of any of the Owned Intellectual Property or (B) alleging that any services provided or products manufactured or sold by the Company are being provided, manufactured or sold in violation of any Intellectual Property of any Person. To the Company’s and Mr. Allison’s knowledge, no third party is using any Intellectual Property that infringes upon the Owned Intellectual Property. Except as disclosed on Section 2.17(c) of the Disclosure Letter, neither the Company nor any of its Affiliates has granted any license or other right to any third party with respect to the Owned Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not result in the termination or impairment of any of the Owned Intellectual Property.

(d) There are no royalties, honoraria, fees or other payments payable by the Company or its subsidiaries to any person by reason of the ownership, use, license, sale or disposition of the Owned Intellectual Property except as set forth on Section 2.17(d) of the Disclosure Letter.

(e) The Owned Intellectual Property and the Licensed Intellectual Property constitutes all the Intellectual Property used or held or intended to be used in the conduct of the businesses of the Company and its subsidiaries.

(f) All personnel, including, but not limited to officers, employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Owned Intellectual Property on behalf of the Company either: (i) are or have been party to a “work-for-hire” arrangement or agreement with the Company, in accordance with applicable federal and state law, that has afforded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising; or (ii) have executed enforceable instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising.

2.18. Title Matters. The Company has (a) good and marketable (and, in the case of any owned Real Property, fee simple) title to all assets purported to be owned by it and (b) good leasehold title to all assets purported to be leased by it, in each case free and clear of all liens, claims, security interests, pledges, charges, options, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, use restrictions, imperfections in title or other encumbrances of any nature whatsoever (collectively, “Liens”). On the Closing Date the Company’s assets will be free and clear of all Liens.

2.19. Pension and Welfare Plans.

(a) Section 2.19(a) of the Disclosure Letter sets forth a correct and complete list of all Pension Plans and Welfare Plans (collectively, “Plans”). The Company does not have any plan or commitment to establish any new Plans or to modify any existing Plans.

(b) Except as set forth on Section 2.19(b) of the Disclosure Letter, (i) each Plan and each related trust has been established, maintained, administered and funded in all material respects in compliance with all applicable Governmental Rules; (ii) no transaction or omission has occurred with respect to any Plan or related trust that could subject the Company to any tax or penalty under applicable Governmental Rules; (iii) none of the Plans or related trusts have any unfunded liabilities; and (iv) none of the Plans (A) is a “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) is a “defined benefit plan” (as defined in Section 3(35) of ERISA), (C) is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code or (D) provides medical, health, life insurance or other employee benefits to any Person upon his or her retirement or termination of employment for any reason, except as may be required by statute. The Company has never represented, promised or contracted (whether in oral or written form) to any Person (either individually or as a group) that such Person(s) would be provided with medical, health, life insurance or other employee benefits upon their retirement or termination of employment, except to the extent required by applicable Government Rules.

(c) There are no actions, suits, claims, investigations or other proceedings pending or, to the Company’s or Mr. Allison’s knowledge, threatened against any Plan or related trust or any fiduciary thereof (other than routine claims for benefits). There are no outstanding Governmental Orders which name any Plan or related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof.

(d) Each Plan and related trust that is intended to be tax-qualified meets the requirements of a tax-qualified plan or tax exempt trust under Section 401(a) and Section 501(a), respectively, of the Code, has received a favorable determination letter from the Internal Revenue Service (“IRS”) as to the qualification of such Plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a standardized plan for which the prototype plan sponsor has received a favorable determination letter from the IRS as to the qualification of the standardized plan), and nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Plan or the tax-exempt status of the related trusts.

(e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan, trust, employment agreement or other agreement to which the Company is a party or by which the Assets are bound that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Person.

As used in this Agreement the following terms have the following meanings:

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended.

“ERISA Affiliate” means any trade or business which, together with the Company, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA which is maintained for past or present employees of the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any current or potential liability, including without limitation any withdrawal liability.

“Welfare Plan” means (i) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which is maintained for past or present employees of the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any current or potential liability and (ii) any other plan or program maintained for past or present employees of the Company, including without any limitation health insurance plan, life insurance plan, option plan, bonus plan, savings plan or severance plan.

2.20. Personnel Matters.

(a) Section 2.20(a) of the Disclosure Letter sets forth a correct and complete list of (i) all directors and executive officers of the Company, (ii) all other employees of or consultants or independent contractors to the Company including “outside employees” (ie. those employees who provide services directly at the customers’ site), (iii) the current job title or relationship to the Company of each such Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the Company’s fiscal year ended December 31, 2003 and which each of them is expected to receive in the Company’s current fiscal year and (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of the Company. To the knowledge of Mr. Allison and the Company, no Persons identified pursuant to the previous sentence has threatened to terminate his or her employment with the Company.

(b) Except as otherwise disclosed on Section 2.20(b) of the Disclosure Letter, the Company is not a party to any employment, consulting or similar agreement, written or oral, with any Person.

(c) Except as otherwise disclosed on Section 2.20(c) of the Disclosure Letter, (i) no employees of the Company are represented by any labor union or similar organization, (ii) the Company is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding, given the Company notice of any intention to hold an election of a collective bargaining representative or engaged in any organizing activities at any time during the past three years.

(d) Except as otherwise disclosed on Section 2.20(d) of the Disclosure Letter, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of the Company currently exists or, to the Company’s and Mr. Allison’s knowledge, is threatened and (ii) no investigation, action or proceeding by or before any Governmental Entity which relates to allegedly unfair or discriminatory employment or labor practices by the Company or the violation by the Company of any Governmental Rule relating to employment or labor practices is pending or, to Company’s or Mr. Allison’s knowledge, threatened.

(e) Except as otherwise disclosed on Section 2.20(e) of the Disclosure Letter, the Company: (i) has complied with, and is currently in compliance with, all Governmental Rules regarding employment, including without limitation, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, Executive Order 11246, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Fair Labor Standards Act and the Uniformed Services Employment and Reemployment Rights Act of 1994, including all amendments to any of the aforementioned acts and any other federal, state, or municipal fair employment and wage payment and collection statutes or laws, including but not limited to any other Governmental Rule, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to its employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the forgoing and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees. To Company’s and Mr. Allison’s knowledge, there are no unresolved claims alleging violations of such laws, regulations, rules or ordinance or for wrongful, constructive, or unlawful discharge, unlawful harassment, any claim for back pay, front pay, overtime pay, benefits, attorneys’ fees, emotional distress, intentional infliction of emotional distress, assault, battery, pain and suffering, punitive or exemplary.

2.21. Insurance. Section 2.21 of the Disclosure Letter sets forth a correct and complete list of all insurance policies of which the Company is the owner, insured, loss payee or beneficiary and indicates for each such policy any pending claims thereunder. Except as otherwise disclosed on Section 2.21 of the Disclosure Letter: (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which are due and payable have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) the Company has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy; (e) the Company has not been refused any insurance, nor has its coverage been limited by any carrier; and (f) since January 1, 1999, the Company has maintained, or been the beneficiary of, general liability and product liability policies reasonable, in both scope and amount, in light of the risks attendant to its business and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been “occurrence” policies and not “claims made” policies.

2.22. Business Agreements. Section 2.22 of the Disclosure Letter sets forth a correct and complete list of all Business Agreements. The Company has delivered to Buyer accurate and complete copies of each Business Agreement listed on any Schedule hereto, and each such Business Agreement (i) is in full force and effect, (ii) constitutes a legal, valid and binding obligation of the Company and (iii) is enforceable against the Company and, to the best of the Company’s and Mr. Allison’s knowledge, the other parties thereto, in accordance with its terms. The Company is in compliance with each such Business Agreement in all material respects. To the Company’s and Mr. Allison’s knowledge, all other parties to the such Business Agreements are in compliance with the terms thereof in all material respects. Except as otherwise disclosed on Section 2.22(b) of the Disclosure Letter: (i) neither the Company nor, to the Company’s or Mr. Allison’s knowledge, any other Person thereto, has materially violated or materially breached, or declared any default or committed any material default under, any Business Agreement; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time), and the execution and delivery of this Agreement and the consummation of the Transactions contemplated herein will not, (A) result in a violation or breach of any of the provisions of any Business Agreement by the Company nor, to the knowledge of the Company or Mr. Allison, any other Person thereto, (B) give to the Company, nor to the knowledge of the Company or Mr. Allison, any other Person thereto the right to declare or exercise any remedy under any Business Agreement, (C) give to the Company, nor to the knowledge of the Company or Mr. Allison, any other Person thereto the right to accelerate the maturity of performance of any Business Agreement, or (D) give to the Company, nor to the knowledge of the Company or Mr. Allison, any other Person thereto the right to cancel, terminate or modify any Business Agreement; (iv) neither the Company nor Mr. Allison have received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Business Agreement; and (v) the Company has not waived any material right under any Business Agreement. There is no agreement (noncompete or otherwise) or Governmental Order to which either the Company or Mr. Allison or, as applicable, their respective officers, directors or employees, is a party or otherwise binding upon the Company or Mr. Allison or, as applicable, their respective officers, directors or employees, that has or reasonably could be expected to have an effect of prohibiting or impairing (i) the acquisition of the Shares by Buyer, (ii) the performance of the Company or any of the Sellers of their respective obligations under the Transaction Agreements or (iii) the conduct of the Company’s business following the Closing.

2.23. Warranty and Product Liability. The Company has previously delivered to Buyer a correct and complete copy of each express warranty under which the Company has any warranty obligations. Section 2.23 of the Disclosure Letter sets forth:

(a) a correct and complete list of all services performed by the Company with respect to which the Company may have any liability, whether on account of warranty obligations, strict liability claims or otherwise;

(b) the number of warranty claims which have been made against the Company on account of such products and services during the five-year period ended March 31, 2004, together with the amount expended by the Company in each of such years in satisfying such claims, the number of such claims outstanding on the date hereof and the amount which the Company reasonably believes will be necessary to satisfy such outstanding claims; and

(c) the number of product liability claims which have been made against the Company on account of such products during the five-year period ended March 31, 2004, together with the amount expended by the Company in each of such years in defending against or satisfying such claims, the number of such claims outstanding on the date hereof and the amount which the Company reasonably believes will be necessary to defend against or satisfy such outstanding claims.

2.24. Transactions with Related Parties. Except as otherwise disclosed on Section 2.24 of the Disclosure Letter: (a) none of the customers, suppliers, distributors or sales representatives of the Company are Related Parties; (b) none of the Company’s assets are owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Business Agreement or informal arrangement with the Company, including without limitation, any loan arrangements; and (d) no Related Party provides any administrative, human resources, information technology, legal, accounting or other services to the Company.

As used in this Agreement the following terms have the following meanings:

“Affiliate” of a Person means any other Person who controls, is controlled by or is under common control with such Person, and “control” means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Related Party” means (i) any Seller, (ii) any Affiliate of the Company or any Seller, (iii) any director, officer, equity holder or immediate family member of the Company or any Seller or of any Affiliate of the Company or any Seller and (iv) any Affiliate of any Person described in clause (iii) above.

2.25. Brokers. Neither the Company nor any Seller has employed or retained, or has any liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

2.26. Delivery of Documents; Accurate Disclosure. Mr. Allison or the Company have previously delivered to Buyer correct and complete copies of each Business Permit, each Business Agreement listed on Section 2.15 through Section 2.22 of the Disclosure Letter and each additional agreement, document and instrument which Buyer or any of its representatives has requested in writing. None of the information furnished by Mr. Allison or the Company to Buyer or any of its representatives in connection with this Agreement and the other Transaction Documents, and none of the representations and warranties of the Company or Mr. Allison set forth herein, in any other Transaction Document or in any certificate delivered in connection herewith or therewith, (a) is false or misleading in any material respect, (b) contains any untrue statement of a material fact or (c) omits any statement of material fact necessary to make the same not misleading. The Sellers acknowledge and agree that the results of any due diligence investigation or examination conducted by the Buyer or its representatives shall not relieve the Sellers of their obligations with respect to the representations and warranties made in this Agreement or any of the other Transaction Documents, or reduce the rights of the Buyer to pursue such remedies at law or hereunder as it would otherwise have in the absence of having conducted such investigation or examination.

2.27 Updating Disclosure Letter. The Company and Mr. Allison may update the Disclosure Letter prior to the Closing to reflect actions taken by Sellers or events occurring after the date of this Agreement or to make any non-material corrections to items already appearing on the Disclosure Letter, provided that (a) such updates shall relate only to actions taken by Sellers that are permitted pursuant to this Agreement, and (b) no such update shall be deemed to cure any breach which exists as of the date of this Agreement.

ARTICLE II.B

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants on behalf of himself or herself, as the case may be, to Buyer as follows as of the date of this Agreement and as of the Closing Date:

2B.01. Execution and Enforceability. This Agreement has been, and on the Closing Date the other Transaction Documents to which he or she is a party will be, duly and validly authorized by all necessary action on the part of Seller. This Agreement has been, and on the Closing Date the other Transaction Documents to which he or she is a party will be, validly executed and delivered by such Seller and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.

2B.02. Ownership and Control. Seller owns and has good and marketable title to all the Shares opposite his or her name in Section 2.05(a) of the Disclosure Letter, free and clear of any Liens.

2B.03. No Breach, Default, Violation or Consent. The execution, delivery and performance by the Seller of the Transaction Documents to which it or he is a party do not and will not:

(a) materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any Consent under, result in the creation of any Lien on the assets of the Company or such Seller under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, lease, license, indenture, commitment, purchase order or other legally binding business arrangement, whether written, oral or implied, relating to the Company or such Seller or any of their respective assets (collectively, the “Seller Business Agreements”) or Business Permit or any material agreement to which the Company or such Seller is a party or by which the Company or such Seller or any of their respective assets is bound;

(b) breach or otherwise violate any Governmental Order which names the Company or such Seller or is directed to the Company, such Seller or any of their respective assets;

(d) violate any Governmental Rule; or

(c) require any Consent of, or exemption or other action by, any Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers and the Company as follows as of the date of this Agreement and as of the Closing Date:

3.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified, individually or in the aggregate, has not resulted in and is not reasonably likely to result in a Buyer Material Adverse Effect. For purposes of this Agreement, a “Buyer Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial condition or prospects of the Buyer or (b) the ability of the Buyer to perform its obligations under the Transaction Documents; provided, however, that none of the following shall be deemed, in themselves, either alone or in combination, to constitute a Buyer Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or shall be a Buyer Material Adverse Effect: (i) any change in the market price or trading volume of the Buyer’s Common Stock after the date hereof; or (ii) any adverse circumstance, change or effect resulting directly from conditions affecting the industries in which the Buyer participates in their entirety, the U.S. economy as a whole, or foreign economies as a whole in any countries where the Company or any of its subsidiaries has material operations.

3.02. Power and Authority. Buyer has the corporate power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

3.03. Execution and Enforceability. This Agreement has been, and on the Closing Date the other Transaction Documents to which Buyer is a party will be, duly and validly authorized, executed and delivered by Buyer and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

3.04. No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not and will not:

(a) violate Buyer’s charter or bylaws;

(b) breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any Consent under, result in the creation of any Lien on any assets of Buyer under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which Buyer is a party or by which Buyer or any of its assets is bound;

(c) breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its assets;

(d) violate any Governmental Rule; or

(e) require any Consent, authorization, approval, exemption or other action by any Person;

except in the case of clauses (b) through (e) above, for such matters as would not, individually or in the aggregate, be likely to have a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents.

3.05. Brokers. Except for Crusader Securities, LLC, Buyer has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby. Buyer will be solely responsible for all amounts payable to Crusaders Securities, LLC.

3.06 Restricted Stock Consideration. The Restricted Stock Consideration to be issued at the Closing will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assesable and issued in compliance with applicable securities laws; provided, however, that the Restricted Stock Consideration to be issued hereunder will be subject to restrictions on transfer under applicable federal and state securities laws.

3.07 SEC Filings; Buyer Financial Statements.

(a) Buyer has filed all forms, reports, registration statements and documents required to be filed by Buyer with the Securities Exchange Commission (“SEC”) since January 1, 2003 and has made available to the Company and Sellers such forms, reports, and documents in the form filed with the SEC since such date. All such required forms, reports and documents (including those that buyer may file subsequent to the date hereof until the Closing) are referred to herein as the “Buyer SEC Reports;” provided, that any Buyer SEC Report shall be deemed to include all amendments to such report through the date hereof. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Buyer SEC Reports (i) compiled in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by subsequently filed documents with the SEC.

(b) Each of the consolidated financial statements of Buyer (including, in each case, the notes thereto), included in the Buyer SEC Reports (the “Buyer Financial Statements”), including each Buyer SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than the provision of notes to the financial statements or in the case of unaudited interim financial statements as permitted by the SEC on Form 10-Q of the Exchange Act); and (iii) fairly presented the consolidated financial position of Buyer and its subsidiaries at the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to audit adjustments). There has been no change in Buyer’s accounting policies during the periods covered by the Buyer Financial Statements except as described in the notes to the Buyer Financial Statements.

3.08 Litigation. Other than as set forth in the Buyer SEC Reports, there is no action, suit or proceeding of any nature pending or to the Buyer’s knowledge threatened against the Buyer, its properties or any of its officers, director or employees, nor, to the knowledge of the Buyer, is there any reasonable basis therefor the adverse result of which would have a Buyer Material Adverse Effect.

3.09 No Material Adverse Effect. Since December 31, 2003, except as otherwise described in the Buyer SEC Reports, there has not been any Buyer Material Adverse Effect.

3.10 Disclosure Letter. Buyer may provide a Buyer Disclosure Letter prior to the Closing to reflect actions taken by Buyer or events occurring after the date of this Agreement or to make any non-material corrections to items already appearing on the Disclosure Letter provided that (a) such updates shall relate only to actions taken by Buyer that are permitted pursuant to this Agreement, and (b) no such update shall be deemed to cure any breach which exists as of the date of this Agreement.

ARTICLE IV

SECURITIES REPRESENTATIONS AND COVENANTS

Each of Mr. Allison and Ms. Valdovino represents and warrants, jointly and not severally, to Buyer as follows as of the date of this Agreement and as of the Closing Date:

4.01. Access to Information. Each of Mr. Allison and Ms. Valdovino recognizes that Buyer has made available to him or her the opportunity to examine such documents from Buyer and to ask questions of, and receive full answers from, Buyer concerning, among other things,

Buyer, its financial condition, its management, its prior activities and any other information which Mr. Allison and Ms. Valdovino considers relevant or appropriate in connection with entering into this Agreement. Each of Mr. Allison and Ms. Valdovino further represents that the oral information provided by Buyer’s management, if any, has been consistent with the written information provided.

4.02. Risks of Investment. Each of Mr. Allison and Ms. Valdovino acknowledges and understands that (a) the terms of this Agreement and the transactions contemplated hereby have not been reviewed by the SEC or by any state securities authorities, (b) any shares issued pursuant to this Agreement shall be “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and (c) under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each of Mr. Allison and Ms. Valdovino represents that he or she is familiar with Rule 144 of the SEC as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each of Mr. Allison and Ms. Valdovino understands that Buyer is under no obligation to register any of the “restricted securities.”

4.03. Investment Experience. Each of Mr. Allison and Ms. Valdovino understands that the acquisition of the shares pursuant to this Agreement involves substantial risk. Each of Mr. Allison and Ms. Valdovino acknowledges that he or she can bear the economic risk of its investment in such shares, and has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of this investment in such shares and protecting his or her own interests in connection with this investment. Mr. Allison hereby represents that he is an “accredited investor” as such term is defined under paragraph (a) of Rule 501 of Regulation D promulgated under the Securities Act.

4.04. Investment Intent. Each of Mr. Allison and Ms. Valdovino is receiving the shares for investment for his or her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act, other than pursuant to an effective registration statement under the Securities Act.

4.05. Further Limitations on Disposition. Without in any way limiting the representations set forth above, each of Mr. Allison and Ms. Valdovino further agrees not to make any disposition of all or any portion of the shares to be issued to him unless and until: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) he or she shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a statement of the circumstances surrounding the proposed disposition, and, at his or her expense, with an opinion of counsel reasonably satisfactory to Buyer, that such disposition will not require registration of such securities under the Securities Act.

4.06. Legends. Each of Mr. Allison and Ms. Valdovino understands and agrees that there will be placed on the certificates evidencing the ownership of the shares, a restrictive legend, in addition to any legends required by applicable securities laws or by the charter documents of Buyer. The legend set forth above may be removed by Buyer from any certificate evidencing shares upon receipt by Buyer of an opinion by its counsel, or counsel reasonably satisfactory to Buyer, that such security can be freely transferred in a public sale without such a registration statement being in effect.

4.07. Stop Transfer Instructions; No Requirement to Transfer. Each of Mr. Allison and Ms. Valdovino agrees that, in order to ensure compliance with the restrictions referred to herein, Buyer may issue appropriate “stop transfer” instructions to its transfer agent. Buyer shall not be required (a) to transfer or have transferred on its books any shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred in violation of any provision of this Agreement.

ARTICLE V

TRANSACTIONS PRIOR TO CLOSING

5.01. Conduct of Business Prior to Closing. Except otherwise contemplated by this Agreement, or approved in writing by Buyer, between the date hereof and the Closing Date, Company will, and Sellers will cause the Company, to:

(a) operate its business only in the ordinary course and consistent with past practice;

(b) use its best efforts to preserve its business intact, to keep available the services of its present officers and employees and to preserve the good will of customers, suppliers and others having business relations with the Company;

(c) maintain the Equipment in good repair and operating condition, ordinary wear and tear excepted;

(d) maintain in full force and effect all Business Permits and insurance policies;

(e) not enter into any contract or commitment except those made in the ordinary course of business the terms of which are consistent with past practice and reasonable in light of current conditions;

(f) not terminate, cause the termination of, amend, renew or extend any Business Agreement unless in each case such action is in the best interest of the Company;

(g) not waive or release any of its rights permit any of such rights to lapse;

(h) not sell, transfer or otherwise dispose of any of its assets or any interest therein, or solicit offers in respect of or agree to do any of the foregoing, except for sales of inventory in the ordinary course of business;

(i) not (1) incur any indebtedness for borrowed money or (2) incur, make, assume or suffer to exist any Lien, tenancy or other matter affecting title to any of its assets;

(j) comply with applicable Governmental Rules in all material respects;

(k) not merge or consolidate with or into, or otherwise combine with, any other Person;

(l) take no action, and use its best efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of Sellers’ representations and warranties herein not being true and correct;

(m) not (1) issue, sell, exchange or deliver any shares of its capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock, (2) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (3) amend its certificate of incorporation (or other charter documents) or bylaws, (4) declare or pay any dividends or make any distributions with respect to the Company’s capital stock, or (5) make any redemption or purchase of any shares of the Company’s capital stock;

(n) promptly inform Buyer of the occurrence of any event or the existence of any condition which has had or is likely to have a Material Adverse Effect;

(o) not make, change or revoke any tax election or make any agreement or settlement with any taxing authority; and

(p) take no action, and use its best efforts to prevent the occurrence of any event or the existence of any condition, which would result in any of the representations and warranties of the Company or the Sellers herein not being true and correct.

5.02. No Negotiation. Neither the Company nor any of the Sellers, nor any officer, director, Affiliate or agent on behalf of any of the foregoing, will, at any time on and after the date here of and prior May 31, 2004, directly or indirectly, (a) enter into, or participate in, any discussions or negotiations, or solicit, entertain or encourage any inquiries or proposals, which relate to the acquisition of the Shares or the Company, or the assets, properties, business or securities of the Company (or any material portion thereof), by way of merger, reorganization, sale of assets, stock sale or exchange or otherwise by any Person (other than the Buyer) or (b) provide any non-public information to, any Person (other than the Buyer) relating to any such acquisition transaction. Promptly upon receiving any offer or inquiry from a Person (other than the Buyer) to acquire the Shares or the Company or any of its assets, properties or securities, the Sellers will notify Buyer of such offer or inquiry, and, if requested, will provide the Buyer with all details requested by the Buyer. The parties acknowledge and agree that there would be irreparable damage in the event that any of the provisions of this Section 5.02 are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that the non-breaching party shall be entitled to an injunction or injunctions (or other appropriate equitable relief) to prevent breaches of this Section, and each of the parties shall have the right to specifically enforce this Section and the terms and provisions hereof against the other party in addition to any other remedy to which they may be entitled at law or in equity.

5.03. Access to Information. At all times prior to the Closing Date Sellers will furnish, or will cause the Company to furnish, to Buyer and its representatives (a) full access during normal business hours to the properties, books and records and personnel of the Company and (b) all such information concerning the Company as any of them may reasonably request.

5.04. Notification of Changes. If, at any time prior to the Closing, the Company, any Seller or Buyer becomes aware that any of its or his representations or warranties set forth herein is false or misleading in any material respect, it or he will promptly notify the other party of the same. Unless otherwise specifically agreed to by the parties in writing, no such disclosure will be considered to be an amendment to this Agreement or the Schedules hereto or will release such party from any liability arising out of such false or misleading representation or warranty.

5.05. Commercially Reasonable Efforts. The parties agree to use their commercially reasonable efforts to take or cause to be taken and to do or cause to be done all such actions and things as are necessary or advisable, or as may be reasonably requested by the other party, in order to consummate the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the parties agree to take all commercially reasonable actions necessary in order to obtain any Consent or approval of any third party, including without limitation any Governmental Entity, which is required in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.06. Capital Contribution. Promptly following the execution of this Agreement, Mr. Allison will contribute $560,000 to the Company as an additional capital contribution (the “Capital Contribution”).

5.07. Payment of Certain Amounts. Promptly following the execution of this Agreement, the Company shall pay all obligations identified on Schedule 5.07 attached hereto, together with any charges, assessments or late fees associated with the late payment thereof (“Pre-Closing Expenses”).

5.08. Termination of 401(k) Plan. The Company shall terminate the Company’s 401(k) Plan.

ARTICLE VI

CLOSING AND CLOSING CONDITIONS

6.01. Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place as soon as practicable after the satisfaction (or waiver) of all of the conditions set forth in Sections 6.02 and 6.03 below at the offices of Cohen & Grigsby, P.C., 11 Stanwix Street, 15th Floor, Pittsburgh, Pennsylvania 15222, or at such other place as the parties may mutually agree. The parties anticipate that the Closing shall take place on May 18, 2004. The date on which the Closing occurs is referred to herein as the “Closing Date”.

6.02. Conditions Precedent to Obligations of Buyer. Buyer’s obligation to proceed with the Closing and consummate the transactions contemplated by the Transaction Documents is subject to the satisfaction by the Company Sellers or the written waiver of Buyer on or prior to the Closing Date of each of the following conditions precedent:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company and the Sellers set forth herein will be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date (other than representations and warranties made specifically with reference to a particular date, which shall have been true and correct in all respects as of such date);

(b) Performance and Compliance. The Company and Sellers will have performed or complied with each covenant and agreement required to be performed or complied with by it or them hereunder on or prior to the Closing Date;

(c) Consents and Approvals. Sellers or the Company, as applicable, will have obtained or made each Consent, authorization, approval, exemption, filing, registration or qualification, if any, listed on any Schedule hereto or which are otherwise necessary (under applicable Governmental Rules or otherwise) for Sellers to execute, deliver and perform the Transaction Documents or, in the case of Business Permits and Business Agreements for which a Consent to a change of control is required and cannot be obtained, Buyer shall have satisfied itself that it will be able to obtain or enter into similar permits and agreements in its own name, or to otherwise obtain the benefits of such permits and agreements;

(d) Litigation. There will be no pending or threatened action by or before any Governmental Entity, arbitrator or other tribunal seeking to restrain, prohibit or invalidate any of the transactions contemplated by the Transaction Documents or seeking monetary relief against Buyer or the Company by reason of the consummation of such transactions, and there will not be in effect any Governmental Order which has such effect;

(e) Material Adverse Effect. No event will have occurred and no condition will exist which has had, or is likely to have, a Material Adverse Effect;

(f) Satisfactory Resolution of Litigation Matters. The Company shall have delivered to the Buyer evidence, satisfactory to the Buyer, in its sole and absolute discretion, that the litigation matters set forth on Exhibit E attached hereto have been fully resolved;

(g) Amendment and Restatement of the Pulse Financing Documents. The Company and Advance Payroll Funding Ltd. (“APF”) shall have entered into such agreements and instruments necessary, as determined in the sole and absolute discretion of the Buyer, to amend and restate the APF financing documents, provided that the Company shall pay any early termination, pre-payment or loan modification fees imposed by the lender in connection therewith, and Mr. Allison shall in no way be liable to APF or to Buyer for any such fees whatsoever;

(h) Escrow Agreement. Mr. Allison shall have executed and delivered to Buyer the Escrow Agreement;

(i) Employment Agreements. Each of the Persons listed on Schedule 6.02(i) shall have executed and delivered to the Buyer an employment agreement in a form reasonably acceptable to Buyer (the “Employment Agreements” and, together with the Escrow Agreement, the Releases and the Thomas Employment Agreement, the “Transaction Documents”), containing the employment terms set forth on Schedule 6.02(ii);

(j) Employment Agreement with Thomas Fante. Thomas Fante shall have executed and delivered to the Buyer an employment agreement containing terms and conditions acceptable to the Buyer and Thomas Fante (the “Fante Employment Agreement”);

(k) Termination and Release Agreements. Any Seller or Stakeholder who is not a party to an Employment Agreement shall have executed and delivered to the Buyer a termination and release agreement for the purpose of terminating any Rights held by such persons and releasing all claims against the Company, in a form reasonably acceptable to Buyer (the “Releases”);

(l) Share Certificates. The Sellers will have delivered to Buyer the certificates evidencing the Shares, together with stock powers duly endorsed in blank;

(m) Evidence of Capital Contribution. The Company and Mr. Allison will have delivered to Buyer written evidence, satisfactory to the Buyer in its sole and absolute discretion, of the Capital Contribution; and

(n) Evidence of Payment of Pre-Closing Expenses. The Company will have delivered to Buyer written evidence, satisfactory to the Buyer in its sole and absolute discretion, of the payment of all Pre-Closing Expenses.

6.03. Conditions Precedent to Obligations of Sellers. Sellers’ obligation to proceed with the Closing is subject to the satisfaction by Buyer, or the written waiver by the Seller Representative, on or prior to the Closing Date of each of the following conditions precedent:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein will be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date (other than representations and warranties made specifically with reference to a particular date, which shall have been true and correct in all respects as of such date);

(b) Performance and Compliance. Buyer will have performed or complied with each covenant and agreement to be performed or complied with by it hereunder on or prior to the Closing Date;

(c) Consents and Approvals. Buyer will have obtained or made each Consent, authorization, approval, exemption, filing, registration or qualification, if any, necessary (under applicable Governmental Rules or otherwise) for Buyer to execute, deliver and perform the Transaction Documents;

(d) Litigation. There will be no pending or threatened action by or before any Governmental Entity, arbitrator or tribunal seeking to restrain, prohibit or invalidate any of the transactions contemplated by the Transaction Documents or seeking monetary relief against any Seller by reason of the consummation of such transactions, and there will not be in effect any Governmental Order which has such effect;

(e) Transaction Documents. Buyer and any other parties thereto (other than Sellers) will have executed and delivered to the Seller Representative each Transaction Documents to which Buyer is a party.

(f) Payment of Earnest Money and Purchase Price. Buyer will have delivered the Earnest Money and the Purchase Price in the manner set forth in Sections 1.01, 1.02 and 1.03.

(g) Delivery of Employment Agreements. Buyer will have approved the execution and delivery by the Company of the Employment Agreements to the employees contemplated under Sections 6.02(i) and the Thomas Employment Agreement.

ARTICLE VII

CERTAIN POST-CLOSING MATTERS

7.01. Access to Information. After the Closing, Buyer will cause the Company to make available to the Seller Representative, for any proper purpose, any and all books and records of the Company existing on the Closing Date; provided, that such access will be deemed Buyer’s Confidential Information subject to Section 9.02, and will be available upon reasonable prior notice, during normal business hours, at Sellers’ expense and conducted in a manner so as not to unreasonably interfere with the Company’s business. Buyer will cause the Company to hold all of such books and records for a period of seven years from the Closing Date unless, at least 60 days prior to disposing of the same, Buyer offers in writing to surrender them to the Seller Representative.

7.02 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.03. Non-Competition and Non-Solicitation. Each of Mr. Allison and the Sellers, severally but not jointly, covenant and agree as follows:

(a) During the five-year period commencing with the Closing Date (the “Noncompete Period, neither Mr. Allison nor the Sellers may (i) engage in any Competing Business or (ii) own, be employed by, provide financing to, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, that the ownership of an equity interest of not more than 5% in a publicly traded entity that is engaged in a Competing Business is not a violation of this covenant so long as such Person has no active participation in the business of such entity.

(b) During the Noncompete Period, neither Mr. Allison nor the Sellers may solicit or induce any Person that is or was at any time during the Noncompete Period an existing or prospective employee, customer, sales representative, distributor, agent or contractor of Buyer or any of its Affiliates, or otherwise induce or persuade any such Person, to terminate his or its employment or other relationship with Buyer or any of its Affiliates.

(c) If Mr. Allison or any of the Sellers is in breach of any of the provisions of subsections (a) or (b) above, then the Noncompete Periods set forth in such subsections will be extended by the length of time during which such Seller is in breach of any of such provisions.

(d) Mr. Allison and the Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Section are not performed in accordance with their specific terms or are otherwise breached. Accordingly, Mr. Allison and the Sellers agree that Buyer is entitled to equitable relief, including an injunction or injunctions to prevent breaches of this Section and has the right to specifically enforce this Section against Mr. Allison or the Sellers in addition to any other remedy to which Buyer may be entitled hereunder, at law or in equity.

(e) Notwithstanding the foregoing, if any provision of the restrictions stated in this Section, or any part thereof, is held to be unenforceable because of the duration thereof or the range of activities or geographic area covered thereby, the parties agree that the court making such determination shall have the power to reduce to the extent necessary the duration of such provision or the geographic area to which it applies, or to delete specific words or phrases and that such provision shall then be enforced in its reduced or amended form.

As used in this Agreement the following terms have the following meanings:

“Competing Business” means the business of making temporary and permanent placements of medical and/or nursing personnel in the Territory.

“Territory” means any State or province in the United States or Canada in which Seller has placed any employees in the last five years or in which Buyer places any employees during the Noncompete Period.

7.04. Conduct of Business. Notwithstanding anything contained herein to the contrary, after the Closing Buyer shall be entitled to operate the business of the Company in any manner it deems necessary or desirable in its sole and absolute discretion. Without limiting the generality of the foregoing, Buyer shall maintain full discretion with respect to all operations of Buyer, the business of the Company, including, without limitation, (i) determining the fees charged by Buyer or the Company, (ii) determining the compensation paid to employees or independent contractors of Buyer or the Company, (iii) determining whether to discontinue or modify Buyer or the Company or any program related thereto, (iv) making any decisions concerning the production, marketing, sales, capital expenditures, expenses and related matters respecting Buyer or the Company and (v) making any decisions pertaining to the personnel, staffing and other resources of Buyer or the Company. In addition, Buyer shall be under no obligation to use any efforts, personnel or other revenues of Buyer or any of its Affiliates to realize any business or sales from the business or the assets of the Company.

7.05. Valdovino Loan. Immediately following the Closing, the Company will pay $250,000 to Ms. Valdovino in consideration for the cancellation of indebtedness owed by the Company to Ms. Valdovino.

ARTICLE VIII

INDEMNIFICATION

8.01. Indemnification by Sellers.

(a) Mr. Allison will defend, indemnify and hold harmless Buyer and its equity holders, directors, officers, employees and agents (each a “Seller Indemnitee”) from and against any and all claims (including without limitation any investigation, action or other proceeding, whether instituted by a third party against a Seller Indemnitee or by a Seller Indemnitee for the purpose of enforcing its rights hereunder), demands, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and court costs) (collectively “Losses”) that constitute, or arise out of or in connection with:

(i) any misrepresentation or breach of any representation or warranty under Article II (a “Company Warranty Breach”);

(ii) any default by Mr. Allison or the Company in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document including, without limitation, the failure by Mr. Allison or the Company to effect the Capital Contribution or to pay the Pre-Closing Expenses;

(iii) the matters set forth Section 2.07(a) of the Disclosure Letter;

(iv) the Company’s dispute with Advanced HR Solutions, Inc.; and

(v) the Company’s operation, maintenance and/or termination of the Company’s 401(k) plan.

(b) Each of the Sellers will severally and not jointly defend, indemnify and hold harmless Seller Indemnitees from and against any and all Losses that constitute, or arise out of or in connection with:

(i) any misrepresentation or breach of any representation or warranty under Article II.B (a “Seller Warranty Breach”) or

(ii) any default by the Seller in the performance or observance of any of his or her covenants or agreements hereunder or under any other Transaction Document.

(c) Each of Mr. Allison and Ms. Valdovino will severally and not jointly defend, indemnify and hold harmless Seller Indemnitees from and against any and all Losses that constitute, or arise out of or in connection with any misrepresentation or breach of any representation or warranty under Article III (an “Allison/Valdovino Warranty Breach”).

8.02. Indemnification by Buyer. Buyer will defend, indemnify and hold harmless Sellers (each a “Buyer Indemnitee”) from and against any and all Losses that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of any representation or warranty under Article III (a “Buyer Warranty Breach”); or

(b) any default by Buyer in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document.

8.03. Notice and Satisfaction of Indemnification Claims. At Buyer’s election, indemnification claims against Sellers may be satisfied out of the Escrow Fund or by set-off against any amounts due to Sellers pursuant to Sections 1.01, 1.02 or 1.03 above. No indemnification claim will be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of such claim and the facts on which such claim is based or, in the case of claims to be satisfied out of the Escrow Fund, such other notice as is required by the Escrow Agreement. For purposes of Section 8.04, notice of an indemnification claim will be deemed to cover claims arising out of all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 8.04. If the Indemnitee is not Buyer or the Seller Representative, then such notice will be given on behalf of such Indemnitee by Buyer or the Seller Representative, as applicable. Any claims by or on behalf of a Seller Indemnitee will be given to the Seller Representative, which will constitute notice to all Sellers. Indemnification claims (other than those satisfied out of the Escrow Fund or by set-off) will be paid within 30 days after the Indemnitor’s receipt of such notice and such evidence of the amount of such claim and the Indemnitor’s liability therefor as the Indemnitor may reasonably request.

8.04. Third Party Claims. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against any Indemnitee by any third party and such Indemnitee intends to seek indemnification from an Indemnitor under this Article on account of its involvement in such Proceeding, then such Indemnitee will give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not relieve such Indemnitor of its obligations under this Article, but will reduce such obligations by the amount of Losses or increased costs and expenses attributable to such failure to give notice. Upon receipt of such notice, such Indemnitor will diligently defend against such Proceeding on behalf of such Indemnitee at its own expense using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor fails to diligently defend or refuses to conduct such defense, or such Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that its interests in such Proceeding are adverse to such Indemnitor’s interests, then such Indemnitee may defend against such Proceeding at such Indemnitor’s expense. Such Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and will not settle any Proceeding without the prior consent of the other, which consent will not be unreasonably withheld; provided, that the consent of an Indemnitor is not required if such Indemnitor failed or refused to defend the Indemnitee in the Proceeding that is being settled. Such Indemnitor and Indemnitee will cooperate with each other in the conduct of any such Proceeding, including without limitation making available any non-privileged documents and materials in its possession that may be necessary to the defense of such claim or proceeding keeping the other party informed of all material developments and events relating to such Proceeding.

8.05. Duration of Certain Indemnification Obligations. Claims for indemnification under Section 8.01(a)(i), 8.01(b)(i), 8.01(c) and 8.02(a) may only be asserted within the following time periods:

(a) (i) claims arising out of any Company Warranty Breach under Section 2.01 (Organization and Qualification), Section 2.02 (Power and Authority), Section 2.03 (Execution and Enforceability), Section 2.08 (Litigation) or Section 2.25 (Brokers) may be asserted for a period of twelve (12) months after the Closing Date, (ii) claims arising out of any Seller Warranty Breach under Section 2B.01 (Execution and Enforceability) may be asserted for a period of twelve (12) months after the Closing Date, and (iii) claims arising out of any Company Warranty Breach under Section 2.05 (Ownership and Control), 2.06(c) (Undisclosed Liabilities) or Section 2.18 (Title), and claims arising out of any Seller Warranty Breach under Section 2B.02 (Ownership and Control), may be asserted at any time (all such warranties referenced in this Section 8.05(a) collectively being referred to as “Sellers’ Fundamental Warranties”);

(b) claims arising out of any Buyer Warranty Breach under Section 3.01 (Organization), Section 3.02 (Power and Authority), Section 3.03 (Execution and Enforceability) or Section 3.05 (Brokers) may be asserted for a period of twelve (12) months after the Closing Date (all such warranties referenced this Section 8.05(b) collectively being referred to as “Buyer’s Fundamental Warranties”);

(c) claims arising out of or in connection with any Seller Party Warranty Breach under Section 2.07 (Tax Matters) may be asserted until forty-five (45) days after the running of the statute of limitations applicable to the taxable period to which a particular claim relates;

(d) claims arising out of or in connection with any Seller Party Warranty Breach under Section 2.19 (Pension and Welfare Plans) may be asserted for a period of four (4) years after the Closing Date;

(e) claims arising out of or in connection with fraud (actual or constructive) or intentional misrepresentation may be asserted at any time after Closing; and

(f) all other claims may be asserted for a period of twelve (12) months after the Closing Date.

Notwithstanding anything contained in this Section to the contrary, if one or claim notices are given to any Indemnitor prior to the end of any applicable indemnity period, such applicable indemnity period shall continue in full force and effect solely with respect to the claim(s) set forth in such claim Notice(s) until such time as such claim has been fully and finally resolved in accordance with the terms of this Agreement and the Escrow Agreement.

8.06. Indemnification Threshold and Limitations on Liability. Notwithstanding any other provision hereof to the contrary,

(a) no Indemnitor will have any indemnification obligations under Section 8.01(a)(i), 8.01(b)(i) or 8.01(c)(exclusive of a Company Warranty Breach involving any of Sellers’ Fundamental Warranties or Section 8.02(a) (exclusive of a Buyer Warranty Breach involving any of Buyer’s Fundamental Warranties) unless and until the claims asserted against such Indemnitor exceed $50,000 in the aggregate (the “Threshold Amount”); thereafter, such Indemnitor will be liable for all indemnification claims properly asserted against it, including those comprising the Threshold Amount;

(b) the maximum individual liability of Mr. Allison, on the one hand, and the Buyer, on the other, shall be the amount equal to (x) $4,000,000 less (y) any Working Capital adjustments to the extent actually paid by Mr. Allison under Section 1.04(e) less (z) any payment of AR Adjustment Amounts to the extent actually paid by Mr. Allison under Section 1.05 (the “Maximum Liability Cap”); provided, however, that the maximum aggregate liability for (1) indemnification obligations under Section 8.01(a)(i), 8.01(b)(i), 8.01(c) or 8.02(a) involving (x) any of Sellers’ Fundamental Warranties, (y) any of Buyer Fundamental Warranties, (2) indemnification obligations under Section 8.01(a)(ii), 8.01(a)(iii), 8.01(a)(iv), 8.01(a)(v), 8.01(b)(ii) or 8.02(b) and (3) indemnifications obligations for fraud (actual or constructive) or intentional misrepresentation shall be $10,000,000. Notwithstanding anything contained herein to the contrary, the maximum liability of Mr. Allison for indemnification under Section 8.01(a)(iv) shall be $150,000; and

(c) the maximum individual liability of any Seller (other than Mr. Allison), individually, shall be such Seller’s Pro Rata Share of the Purchase Price; provided, however, that with respect to any specific indemnification obligations that are not subject to the Maximum Liability Cap as set forth in subsection (b) above, the maximum individual liability of any Seller (other than Mr. Allison) for any such claims shall be such Seller’s Pro Rata Share of such Losses resulting from such claims.

8.08. Tax Treatment. Any indemnification payments under this Article will be treated, for Tax purposes, as adjustments to the Purchase Price.

ARTICLE IX

GENERAL PROVISIONS

9.01. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties; provided, that (a) Buyer may assign its rights hereunder to an Affiliate so long as Buyer remains liable hereunder, and may collaterally assign its rights hereunder to any lender.

9.02. Confidentiality.

(a) As used in this Section the “Confidential Information” of a party means all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, and (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates; provided, that the Confidential Information of a party does not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

(b) Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

(c) Notwithstanding subsection (b) above, each of the parties is permitted to:

(i) disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and such party will take all such actions as are necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

(ii) make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement;

(iii) disclose Confidential Information of the other party to the extent, but only to the extent, required by Governmental Rules; provided, that prior to making any disclosure pursuant to this subsection, the disclosing party will notify the affected party of the same, and the affected party will have the right to participate with the disclosing party in determining the amount and type of Confidential Information of the affected party, if any, which must be disclosed in order to comply with Governmental Rules; and

(iv) disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, that such disclosure may not be made (A) until the date of the public announcement of such transactions or (B) to the extent of restrictions on disclosure which are reasonably necessary to comply to any applicable U.S. federal or state securities laws. For purposes of this Agreement, the “tax treatment” of a transaction means the purported or claimed U.S. federal income tax treatment of such transaction and the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transaction.

9.03. Expenses. Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents (“Transaction Expenses”); provided, however, that Mr. Allison shall be responsible for the Transaction Expenses of the Company.

9.04. Further Assurances. The parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.

9.05. Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder: (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier. All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days’ prior notice:

If to Sellers, to the Seller Representative:	With a copy to:

Eric Allison	Reed Smith LLP
5320 Brandon Drive	Two Embarcadero Center, 20th Floor
Rocklin, CA 95765	San Francisco, California 94111
Attn: Dale S. Freeman
Alternate Seller Representative:	FAX No.: (415) 391-8269

David Laird
5206 Bay Street
Rocklin, CA 95765

If to Buyer:	With a copy to:

Richard E. McDonald Better Solutions, Inc. 300 Penn Center Boulevard Suite 201 Pittsburgh, PA 15235 FAX No.: (866) 479-6432	Cohen & Grigsby, P.C. 11 Stanwix Street; 15th Floor Pittsburgh, PA 15222 Attn: Marc P. Taxay FAX No.: (412) 209-0672

9.06. Publicity. Neither party will make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same; provided that either party may write a public announcement or disclosure to the extent such party is advised by counsel advisable to comply with applicable law or the rules, regulations or interpretations of the Securities and Exchange Commission, any national securities exchange, Nasdaq or other applicable electronic quotation system.

9.07. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of Buyer and the Seller Representative;

(ii) by Buyer if there has been a material misrepresentation by the Company or Sellers hereunder, a material breach by Sellers of any of their warranties or covenants set forth herein or if any of the conditions specified in Section 6.02 have not been fulfilled within the time required and have not been waived in writing by Buyer; provided, however, that if such breach is curable by the Company or the Sellers by May 31, 2004 through the exercise of its commercially reasonable efforts, then for so long as the Company or the Sellers shall continue to exercise its commercially reasonable efforts the Buyer may not terminate this Agreement under this Section 8.07(a)(ii) unless such breach has not been cured by May 31, 2004 (but no cure period shall be required for a breach which by its nature cannot be cured);

(iii) by the Company if there has been a material misrepresentation by Buyer hereunder, a material breach by Buyer of any of its warranties or covenants set forth herein or if any of the conditions specified in Section 6.03 have not been fulfilled within the time required and have not been waived in writing by the Company; provided, however, that the Company shall not have the right to terminate this Agreement for any reason prior to May 31, 2004; and further provided, that if such breach is curable by the Buyer by May 31, 2004 through the exercise of its commercially reasonable efforts, then for so long as the Buyer shall continue to exercise its commercially reasonable efforts the Seller Representative may not terminate this Agreement under this Section 8.07(a)(iii) unless such breach has not been cured by May 31, 2004 (but no cure period shall be required for a breach which by its nature cannot be cured); or

(iv) by Buyer or the Company if the Closing has not occurred prior to May 31, 2004; provided, that Buyer or Sellers may terminate this Agreement pursuant to this subsection only if the Closing has not occurred on or prior to such date for a reason other than a failure by such party (or, in the event of the Seller Representative, any Seller) to satisfy the conditions to Closing of the other party set forth in Section 6.02 or 6.03.

(b) If this Agreement is terminated by either the Company or Buyer as provided above, then no party will have any further obligations or liabilities hereunder except for obligations or liabilities arising from a breach of this Agreement prior to such termination or which survive such termination by their own terms.

(c) If this Agreement is terminated by either the Company or Buyer as provided above for any reason other than the misrepresentation or material breach of Mr. Allison, then Mr. Allison may retain the Earnest Money.

9.08. Miscellaneous. This Agreement: (a) may be amended only by a writing signed by Buyer, Seller Representative and the Company; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (c) together with the other Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) is governed by, and will be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws rules of that or any other jurisdiction; and (f) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns. The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing. The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Remainder of page intentionally left blank; signatures appear on following page]

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has executed this Stock Purchase Agreement as of the date first set forth above.

BUYER

WORLD HEALTH ALTERNATIVES, INC.

By	/s/ Richard E. McDonald
Richard E. McDonald
President

COMPANY

PULSE HEALTHCARE STAFFING, INC.

By	/s/ Eric Allison
Title:	President

SELLERS

/s/ Eric Allison
Eric Allison, individually and in his capacity as the Seller Representative

/s/ Gloria Valdovino
Gloria Valdovino

/s/ David Laird
David Laird, individually and in his capacity as the alternate Seller Representative

/s/ Tyler Covey
Tyler Covey

INDEX OF DEFINED TERMS

The following terms are defined in the Agreement on the following page:

Definition	Page
Affiliate	21
Allison Purchase Price	1
Allison Shares	1
Allison Stock Consideration	2
Allison/Valdovino Warranty Breach	35
APF	30
AR Adjustment Amounts	4
Business	1
Business Agreements	7, 22
Business Permits	13
Buyer	1
Buyer Financial Statements	25
Buyer Indemnitee	35
Buyer Material Adverse Effect	23
Buyer SEC Reports	24
Buyer Warranty Breach	35
Buyer’s Fundamental Warranties	36
Capital Contribution	29
Closing	29
Closing Accounts Receivable	4
Closing Balance Sheet	3
Closing Date	29
Closing Working Capital	3
Company	1
Company Balance Sheet	3
Company Warranty Breach	34
Competing Business	33
Confidential Information	38
Consent	7
Current Financial Statements	8
Disclosure Letter	6
Dispute Notice	3
Earnest Money	2
Employment Agreements	31
Equipment	14
ERISA	18
ERISA Affiliate	18
Escrow Agent	1

Definition	Page
Escrow Agreement	2
Escrow Fund	1
Estimated Working Capital	3
Financial Statement Date	9
Financial Statements	8
GAAP	3
Governmental Entity	13
Governmental Order	7
Governmental Rule	7, 23
Intellectual Property	15
IRS	17
Leased Equipment	14
Leased Real Property	13
Liens	17
Losses	34
Material Adverse Effect	6
Maximum Liability Cap	37
Maximum Working Capital Adjustment	3
Mr. Allison	1
Ms. Valdovino	2
Noncompete Period	32
Non-Management Shareholders	1
Non-Management Shareholders Purchase Price	2
Non-Management Shareholders Shares	2
Ordinary Course of Business	9
Owned Intellectual Property	15
Owned Real Property	13
Pension Plan	18
Person	7
Plans	17
Pre-Closing Expenses	29
Pro Rata Share	6
Proceeding	35
Purchase Price	2
Real Property	13
Related Party	21
Releases	31
Required Consents	6
Restricted Stock Consideration	2
Review Period	3
Rights	8
SEC	24
Securities Act	26
Seller	1

Definition	Page
Seller Indemnitee	34
Seller Representative	4
Seller Warranty Breach	34
Sellers	1
Sellers’ Fundamental Warranties	36
Shareholders Schedule	1
Shares	1, 7
Stakeholders	8
Tax Returns	9
taxes	10
Territory	33
Thomas Employment Agreement	31
Threshold Amount	37
Transaction Documents	31
Uncollected Accounts Receivable	4
Valdovino Stock Consideration	2
Welfare Plan	18
Working Capital	3